CUSIP NO. 602675100	13G	Page 12 of 12

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company	.
First State Investments International Ltd.	IA (US registered)
First State Investment Management (UK) Limited	IA (UK registered)